CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into the Registration Statement on Form S-8 of Dimeco, Inc. of our report dated March 12, 2010, relating to our audit of the consolidated financial statements, which is incorporated by reference in the Registrants Annual Report on Form 10-K for the year ended December 31, 2009.

Wexford, PA
September 17, 2010